EXHIBIT 10.11
BRIGHTSPIRE CAPITAL, INC.
2022 EQUITY INCENTIVE PLAN
SECOND AMENDED AND RESTATED
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
BrightSpire Capital, Inc., a Maryland corporation (the “Company”), through a web-based grant system supported by Bank of America Merrill Lynch, has granted (the “Grant”) performance-based Restricted Stock Units relating to shares of its Class A Common Stock, $0.01 par value per share (the “Stock”), to you as the Grantee, subject to the vesting and other conditions as set forth in the Grant (the “PSUs”). Additional terms and conditions of the Grant are set forth in the online acceptance form and this Second Amended and Restated Performance Restricted Stock Unit Agreement (collectively, the “Agreement”) and in the Company’s 2022 Equity Incentive Plan (as it has been or may be amended from time to time, the “Plan”). Each PSU is hereby granted in tandem with a corresponding Dividend Equivalent Right, as further described below.
This is not a stock certificate or a negotiable instrument.

PSUs	This Agreement evidences an award of PSUs in the number set forth on the online acceptance form accompanying this Agreement, together with an equivalent number of tandem Dividend Equivalent Rights, and subject to the vesting and other conditions set forth herein, in the Plan, and in the online acceptance form accompanying this Agreement.
Transfer of Unvested PSUs	Unvested PSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the PSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately forfeit the PSUs.
Vesting
Except as otherwise provided under “Change in Control” below, the number of PSUs, if any, that will vest and be earned pursuant to the terms of this Agreement (the “Earned PSUs”) will be calculated by multiplying (i) your Service Modifier (as defined below) by (ii) the number of Eligible PSUs (as defined in Exhibit A) determined based on the attainment, as determined by the Committee, of the Performance Goals described in Exhibit A over the Performance Period set forth on the online acceptance form accompanying this Agreement, which number of Eligible PSUs may be equal to all or a portion, including none, of the Maximum Number of PSUs (as determined in accordance with Exhibit A) (such resulting number of Earned PSUs, rounded up to the nearest whole share).
Promptly following the completion of the Performance Period (and no later than March 15th of the full calendar year following the end of the Performance Period) (the “Certification Date”), the Committee will review and determine (a) your Service Modifier, (b) whether, and to what extent, the Performance Goals described in Exhibit A for the Performance Period have been achieved and (c) the number of Earned PSUs, if any, that will vest as of the Certification Date. Such certification will be final, conclusive, and binding.

Service Modifier
For purposes of this Agreement, your “Service Modifier” shall be a fraction (not to exceed one) determined in accordance with the following:

(i)    if you remain in continuous Service from the Commencement Date to the end of the Performance Period, 1;
(ii)    if your Service terminates as a result of Involuntary Termination or due to your death or Disability prior to the end of the Performance Period (a “Qualifying Termination”), 1;
(iii)    if your Service terminates for any reason other than a Qualifying Termination or Cause on or following the first anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, 1/3;
(iv)    if your Service terminates for any reason other than a Qualifying Termination or Cause on or following the second anniversary of the Commencement Date but prior to the end of the Performance Period, 2/3; or
(v)    if your Service terminates for any reason other than a Qualifying Termination prior to the first anniversary of the Commencement Date or terminates for Cause at any time prior to the end of the Performance Period, 0.

For this purpose, “Involuntary Termination” means termination of your Service by reason of (i) your involuntary dismissal by an Applicable Entity for reasons other than Cause; or (ii) your voluntary resignation for Good Reason as defined in any applicable employment or severance agreement, plan, or arrangement between you and an Applicable Entity, or if none, then your voluntary resignation following (x) an adverse alteration in your title or responsibilities; (y) a reduction in your annual base salary or a reduction in your annual target bonus opportunity; or (z) the relocation of your principal place of employment to a location more than thirty-five (35) miles from your principal place of employment or an Applicable Entity requiring you to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Applicable Entity’s business to an extent substantially consistent with your business travel obligations. For a voluntary resignation for Good Reason to qualify as an Involuntary Termination, you must (1) provide notice to the Applicable Entity of any of the foregoing occurrences within ninety (90) days following the initial occurrence, (2) the Applicable Entity shall have thirty (30) days to remedy such occurrence, and (3) if the Applicable Entity fails to cure such condition within the cure period, you voluntarily resign within thirty (30) days following the expiration of such cure period.

Termination of Service
In the event that you experience a termination of your Service for any reason prior to the end of the Performance Period, except as provided below or in this Agreement, all PSUs granted pursuant to this Agreement shall immediately and automatically be forfeited to the Company.

Notwithstanding the foregoing, if your Service terminates for any reason (including, for the avoidance of doubt, if your Service terminates prior to a Change in Control), a number of PSUs equal to (i) your Target Number of PSUs (as set forth on the online acceptance form accompanying this Agreement), multiplied by your (ii) Service Modifier shall remain outstanding and shall remain eligible to vest pursuant to the terms and conditions of this Agreement.

For any PSUs that are forfeited in accordance with the foregoing, you will also automatically forfeit to the Company any Dividend Equivalent Right associated with such forfeited PSUs.

The foregoing is subject to any express provisions provided in this Agreement, the Plan, or a Services Agreement.

Change in Control
Upon the occurrence of a Change in Control prior to the end of the Performance Period: (a) a number of PSUs will vest immediately prior to such Change in Control equal to the greater of (i) the Target Number of PSUs, or (ii) a number of PSUs equal to the number of PSUs (calculated in respect of the Target Number of PSUs) that would vest based on actual achievement of the applicable Performance Goals described in Exhibit A through the date of the Change in Control (as determined by the Committee in good faith), in each case of (i) and (ii), with such number of vested PSUs rounded up to the nearest whole share; and (b) the Committee may elect, in its sole discretion, to cancel such vested PSUs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith) equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control.

Forfeiture of Unvested PSUs
To the extent that some or all of the PSUs do not become vested and earned based on achievement of the Performance Goals set forth in Exhibit A and the online acceptance form accompanying this Agreement for the Performance Period or, if earlier, upon an intervening vesting event prior to the end of the Performance Period, such unvested PSUs and all Dividend Equivalent Rights associated with such unvested PSUs shall thereupon automatically be forfeited without payment of any consideration therefor.

Dividend Equivalent Rights	For each PSU that vests, a Dividend Equivalent Right shall become payable as of the vesting date. Each Dividend Equivalent Right that becomes payable shall be paid in cash, unless otherwise determined by the Company, at the time of settlement of the underlying PSUs, in an amount equal to the total dividends per share of Stock with applicable record dates occurring during the period beginning on the Commencement Date and ending on the delivery date of the shares of Stock. If the PSU linked to a Dividend Equivalent Right fails to vest or fails to remain outstanding and is forfeited for any reason, then (a) the linked Dividend Equivalent Right shall be forfeited as well; (b) any amounts otherwise payable in respect of such Dividend Equivalent Right shall be forfeited without payment; and (c) the Company shall have no further obligations in respect of such Dividend Equivalent Right. You shall not be entitled to any payment under a Dividend Equivalent Right with respect to any dividend with an applicable record date that occurs prior to the Commencement Date or after settlement of your vested PSUs. Any payment in respect of Dividend Equivalent Rights shall be treated separately from the PSUs for purposes of the designation of time and form of payments required by Section 409A.
Delivery
Delivery of the shares of Stock represented by your vested PSUs, if any, shall be made as soon as administratively practicable after the date on which your PSUs vest, and in any event, by no later than March 15th of the full calendar year following the earlier of (i) the end of the Performance Period or (ii) the date on which the PSUs vest.

Evidence of Issuance	The issuance of the shares of Stock with respect to your vested PSUs, if any, shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, direct registration, or issuance of one or more share certificates.

Forfeiture of Rights and Recoupment
If you should take actions, or fail to take actions, in violation or breach of or in conflict with any (a) Services Agreement or other employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of employees or clients of any Applicable Entity, (d) confidentiality obligation with respect to any Applicable Entity, (e) secondment agreement, (f) Company policy or procedure, (g) other agreement, or (h) any other obligation to any Applicable Entity, or if your Service is terminated for Cause, the Company has the right to cause an immediate and automatic forfeiture of your rights to the PSUs under this Agreement, and you will immediately forfeit all of the PSUs to the Company.

In addition, if you have vested in PSUs during the two (2)-year period prior to your actions, you will owe the Company a cash payment (or forfeiture of shares of Stock) in an amount determined as follows: (1) for any shares of Stock that you have sold prior to receiving notice from the Company, the amount will be the proceeds received from the sale(s), and (2) for any shares of Stock that you still own, the amount will be the number of shares of Stock owned times the Fair Market Value of the shares of Stock on the date you receive notice from the Company (provided, that the Company may require you to satisfy your payment obligations hereunder either by forfeiting and returning to the Company the PSUs or any other shares of Stock or making a cash payment or a combination of these methods as determined by the Company in its sole discretion).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you go on a bona fide leave of absence that was approved by your employer in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

Your employer may determine, in its discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan in accordance with the provisions of the Plan. Notwithstanding the foregoing, the Company may determine, in its discretion, that a leave counts for this purpose even if your employer does not agree.

Withholding Taxes
You agree as a condition of this Grant that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the grant of and vesting of the PSUs, the issuance of shares of Stock with respect to the PSUs, the payment of Dividend Equivalent Rights, or any other payment with respect to the PSUs. In the event that any Applicable Entity determines that any federal, state, local, or foreign tax or withholding payment is required relating to the PSUs or Dividend Equivalent Rights, the Applicable Entity shall have the right, in such Committee’s discretion, to require such payments from you or to withhold such amounts from other payments due to you from the Applicable Entity (including withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement, provided that, to the extent required to avoid adverse accounting consequences to the Company, the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Laws).

You agree that the Applicable Entity shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Applicable Entity may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Retention Rights	This Agreement and the Grant evidenced hereby do not give you the right to be retained by any Applicable Entity in any capacity. Unless otherwise specified in a Services Agreement, the Applicable Entity reserves the right to terminate your Service at any time and for any reason.
Stockholder Rights	You have no rights as a stockholder with respect to the PSUs unless and until shares of Stock relating to the PSUs have been issued to you and either a certificate evidencing your shares of Stock has been issued or an appropriate entry has been made on the Company’s books. Other than with respect to the Dividend Equivalent Rights provided in this Agreement, no adjustment shall be made for a dividend or other right for which the record date is prior to the date on which your share certificate is issued (or an appropriate entry is made).
Corporate Activity	Your Grant shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity.

Clawback
This Grant is subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy that requires the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Grant earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Governing Law	This Agreement will be interpreted and enforced under the laws of the State of New York, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
The Plan
The text of the Plan is incorporated into this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Grant. Any prior agreements, commitments, or negotiations concerning this Grant are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and any Applicable Entity (each a “Services Agreement”) shall supersede this Agreement with respect to its subject matter.

Data Privacy
As a condition of this Grant, you consent to the collection, use, and transfer or personal data as describe in this paragraph. In order to administer the Plan, you understand that the Applicable Entity holds certain personal information about you, including but not limited to, your name, home address and telephone number, date of birth, social security number or equivalent, compensation, nationality, job title, ownership interest or directorships held by the Applicable Entity, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Applicable Entity will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Applicable Entity may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

By accepting this Grant, you give explicit consent to any Applicable Entity to process any such Data.

Code Section 409A
The Grant of PSUs under this Agreement is intended to be exempt from, or to comply with, Code Section 409A (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither an Applicable Entity, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither an Applicable Entity, the Board, nor the Committee will have any liability to you for such tax or penalty.

To the extent that the PSUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a “Separation from Service” within the meaning of Section 409A. If, at the time of your Separation from Service, (a) you are a “specified employee” within the meaning of Section 409A, and (b) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of PSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Code Section 409A.

Notice Delivery
By accepting this Grant, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Applicable Entity or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Applicable Entity, as applicable, for communicating electronically with its employees, directors, or other service providers.

Disclaimer of Rights	The Grant of PSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. PSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

By accepting and not rejecting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Exhibit A
BRIGHTSPIRE CAPITAL, INC.
2022 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
PERFORMANCE GOALS

1.    The Performance Restricted Stock Units (“PSUs” or “PSU”) shall be eligible to vest in accordance with the provisions of this Exhibit A by reference to the Target Number of PSUs set forth on the online acceptance form accompanying this Agreement; provided in no event shall the aggregate number of PSUs that vest and become payable in accordance with this award exceed 200% of the Target Number of PSUs (the “Maximum Number of PSUs”).

2.    Performance Goals: Except in the event that the TSR is negative or as otherwise provided in this Agreement or the Plan, the Grantee shall be eligible to become vested, on the Certification Date, in a number of “Eligible PSUs” determined in accordance with the Company’s Relative TSR for the Performance Period:

Achievement Level	Relative TSR for the Performance Period to Peer Median (“X”)	Number of Eligible PSUs
Below Threshold	X < -20%	0% of the Target Number of PSUs
Threshold	X ≥ -20%	50% of the Target Number of PSUs
Target	X = Peer Median	100% of the Target Number of PSUs
Maximum	X ≥ +20%	200% of the Target Number of PSUs
    For purposes of this determination:
(a)    the Company’s “Relative TSR” shall be calculated as of the end of the Performance Period, whereby performance will be determined by: (i) calculating the TSR for the Company and for each company in the Peer Group (determined as of the last day of the Performance Period), (ii) calculating the median TSR of the Peer Group (including the Company) by selecting the middle company TSR, or if an even number of companies, calculating the average TSR of the middle two companies (the “Peer Median”), (iii) determining the difference between the Company’s TSR and the Peer Median (or such companies in the Peer Group as of the last day of the Performance Period, as adjusted, together with the Company), rounding to the nearest hundredth, reflected as a percentage above or below Peer Median (i.e., in a range from 20% above Peer Median, as Maximum performance, at Peer Median, as Target Performance, or 20% below Peer Median, as Threshold performance);
(b)    If the Company’s Relative TSR for the Performance Period (i) exceeds the Threshold Relative TSR specified in the table above but is less than the Target Relative TSR specified in the table above, or (ii) exceeds the Target Relative TSR specified in the table above but is less than the Maximum TSR Relative specified in the table above, then a number of Eligible PSUs between Threshold and Target or Target and Maximum, as applicable, shall be determined by linear interpolation; and

(c)    The Committee may make equitable adjustments to the TSR of the Company or any company in the Peer Group to take into account any extraordinary, unusual or non-recurring corporate events affecting such company, such as mergers, consolidations, spin-offs, stock splits, reverse splits, special dividends, recapitalizations, reclassifications and similar events. Any such adjustments made in the Committee’s discretion must be addressed equitably.
3.    Absolute TSR Modifier. Notwithstanding anything to the contrary in this Exhibit A, in the event that the Company’s TSR is negative for the Performance Period, the maximum number of PSUs that may become Eligible PSUs is 100% of the Target Number of PSUs.
4.    Definitions. The capitalized terms below shall have the following meanings for purposes of the Agreement, including this Exhibit A. Capitalized terms that are used but not defined herein shall have the meanings provided in the Plan or in the Agreement to which this Exhibit A is attached.

(a)    “Commencement Date” means the March 6, 2024.

(b)    “Final Per Share Value” means the average closing price of one (1) share of Stock on a Stock Exchange over the last five (5) trading days up to and including the end date of the Performance Period.

(c)    “Initial Per Share Value” means the average closing price of one (1) share of Stock on a Stock Exchange over the last five (5) trading days up to and including the Commencement Date.

(d)    “Peer Group” means, as of the Commencement Date, the nine (9) companies as listed in the chart below. In the event that, prior to the end of the Performance Period, a company listed as part of the Peer Group experiences a merger, acquisition, spinoff, or other corporate transaction in which the company is not the surviving entity or ceases to be a company listed on a Securities Market, such company shall be eliminated from the Peer Group for the entire Performance Period and shall not be treated as a constituent member of the Peer Group for purposes of the calculations under this Exhibit A; provided, the Committee may elect in its reasonable discretion to replace such company with a comparable company to be added to the Peer Group; provided, further, that in the case of a company elimination or replacement, the TSR comparison required by Section 2 hereof remains meaningful and consistent across the relevant measurement period. In such a situation, for purposes of the calculations under this Exhibit A, the remaining companies shall constitute the Peer Group.
A-2

1. Apollo Commercial Real Estate Finance (ARI)
2. Ares Commercial Real Estate Corp (ACRE)
3. Blackstone Mortgage Trust (BXMT)
4. Claros Mortgage Trust (CMTG)
5. Franklin BSP Realty Trust (FBRT)
6. Granite Point Mortgage Trust (GPMT)
7. KKR Real Estate Finance Trust (KREF)
8. Ladder Capital Corp (LADR)
9. TPG RE Finance Trust (TRTX)

(e)    “TSR” means the percentage appreciation (positive or negative) in the Fair Market Value of one (1) share of Stock from the Commencement Date to the end of the Performance Period, determined by dividing (i) the sum of (A) the excess of the Final Per Share Value over the Initial Per Share Value, plus (B) the aggregate dividends (including special dividends) per share of stock with a record date on or after the Commencement Date and prior to or on the last day of the Performance Period (assuming the reinvestment of dividends as calculated by a third party), by (ii) the Initial Per Share Value. In the event of a change in capitalization that occurs during the Performance Period, the Committee shall make appropriate adjustments to TSR or the component measures thereunder as it determines, in its sole discretion, to be necessary to maintain the Grantee’s rights hereunder so that they are substantially proportionate to the rights existing under this Agreement prior to such change in capitalization.
A-3